UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 26, 2006

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS	000-26335	48-1017164
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas,	66071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 26, 2006, Team Financial, Inc. (the “Company”) appointed Rick J. Tremblay as its Chief Financial Officer, effective immediately.  Mr. Tremblay has no family relationships or previous related transactions with the Company.

Mr. Tremblay has been with the Company since July 5, 2006, serving as Chief Accounting Officer.  Prior to joining the Company, Mr. Tremblay, 54, served as an Executive Vice President, Chief Financial Officer and Corporate Secretary for Gold Banc Corporation, Inc. — a $4 billion bank holding company headquartered in Leawood, Kansas.  During his five-year tenure at Gold Banc Corporation, Inc., he directed numerous aspects of business operations, the financial and accounting functions, the asset and liability management, and a variety of aspects relating to profitability planning and mergers and acquisitions.  Mr. Tremblay holds a Bachelor’s of Science Degree in Business Administration — Accounting and Economics, from Henderson State University, Arkadelphia, Arkansas.

Mr. Tremblay will receive an annual base compensation of $170,000 and a $600 per month automobile allowance.  Upon his employment in July, Mr. Tremblay was also granted 10,000 stock options of the Company’s common stock in accordance with the Company’s 1999 Stock Incentive Plan, which will vest on July 5, 2007.  Should there be a change in control of the Company and Mr. Tremblay’s employment is not continued, Mr. Tremblay is entitled to an additional 12 months of his base salary.

As the Company’s new Chief Financial Officer, Mr. Tremblay replaces Michael L. Gibson, who on September 26, 2006, was named President of Corporate Development pursuant to an addendum that modifies the employment agreement executed on January 5, 2006 between the Company and Mr. Gibson.  Under Mr. Gibson’s new title, his duties and compensation are subject to the order and direction of the Company’s Chief Executive Officer, and he will remain on the Company’s Board of Directors, but his position will not be that of an executive officer pursuant to Rule 3b-7 of the Securities Exchange Act of 1934.  His annual base pay and other significant provisions of his employment agreement remain unchanged.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to Article VI Section 1 of the Team Financial, Inc. Amended and Restated Bylaws dated September 28, 2004, granting the Board of Directors authority to amend the bylaws, the Team Financial, Inc. Amended and Restated Bylaws dated September 28, 2004, were amended by the Board of Directors effective September 26, 2006 as follows:

Article III, Section 15.   Standing and Other Committees of the Board.   There shall be three standing committees: (1) The Audit Committee; (2) The Executive Compensation Committee; and (3) The Nomination Committee.  Appointment to all standing committees shall be in accordance with the respective committee charters adopted and approved from time to time by the Board of Directors.  Unless otherwise specified, the Chairman of the Board shall recommend to the Board of Directors the directors to be appointed.  All appointments to standing committees shall be approved by a majority vote of the Board of Directors.  The designation of committee chairpersons shall be made by the Board of Directors at the time of the appointment of standing committees.  The Chairman of the Board may appoint from time to time such other committees as shall be deemed necessary or beneficial.

Prior to this amendment, Article III, Section 15 of the Team Financial, Inc. Amended and Restated Bylaws dated September 28, 2004 read as follows:

Article III — Directors, Section 15.  Standing and Other Committees of the Board.  The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them.  Each Committee shall have two or more members.  The creation of a committee and appointment of members to it must be approved by a majority of all directors in office when the action is taken.  Any committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the law shall have and may exercise all the powers and authority of the Board of Directors in the directing of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it.  Each committee shall keep records.  Each committee shall report to the Board of Directors from time to time as requested.  Except as the Board of Directors may otherwise determine, any committee may make further rules for the conduct of its business and appoint subcommittees and assistants as it deems appropriate.

Also pursuant to Article VI Section 1 of the Team Financial, Inc. Amended and Restated Bylaws dated September 28, 2004, granting the Board of Directors authority to amend the bylaws, the Team Financial, Inc. Amended and Restated Bylaws dated September 28, 2004, were amended by the Board of Directors effective September 26, 2006 as follows:

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Article IV, Section 4.  Compensation of Chairman, Chief Executive Officer and Chief Financial Officer.  The Chief Executive Officer and Chief Financial Officer shall receive such salary and/or other compensation and benefits as determined by the Executive Compensation Committee in accordance with the Executive Compensation Committee Charter as may be adopted and amended by the Board of Directors.  The Board of Directors shall designate such other executive officers whose salary and/or compensation and benefits shall be determined by the Executive Compensation Committee.  The Chairman or the Chief Executive Officer, as determined by the Board of Directors, shall, pursuant to the guidelines adopted by the Board of Directors, establish the salaries and compensations of all other officers of the corporation.

Prior to this amendment, Article IV, Section 4 of the Team Financial, Inc. Amended and Restated Bylaws dated September 28, 2004 read as follows:

Article IV, Section 4.  Compensation of Chairman, Chief Executive Officer and Officers.  The Chief Executive Officer shall receive such salary or other compensation as determined by the Executive Compensation Committee, pursuant to the guidelines adopted by the board of directors.  The Chairman and Chief Executive Officer shall, pursuant to the guidelines adopted by the board of directors and/or its designated committees, establish salaries of all other officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: September 29, 2006	By:	/s/ Richard J. Tremblay
Richard J. Tremblay
Chief Financial Officer